Exhibit 10.1

CONTRACT FOR THE PURCHASE AND SALE OF INTELLECTUAL PROPERTY
Dated January 10 , 2012

On and between

MAGNEGAS CORPORATION
150 Rainville Road.
Tarpon Springs, FL 34689
(herein referred to as "Magnegas Corporation")

and

Dr. Ruggero Maria Santilli
35246 US 19 No. No 215
Palm Harbor, FL 34684
(herein referred to as 'Dr. Santilli")

WHEREAS, following decades of mathematical, physical and chemical research, Dr. Santilli has discovered and developed a new chemical species called "MagneCules" consisting of cluster of individual atoms (such as H, 0, C, etc.), dimers (OH,CH, etc.) and conventional molecules (such as H2, CO, H2O, etc.) under a new non-valence bond called "Magnecular Bond" consisting of attractions between opposite magnetic fields in toroidal polarizations of atomic electrons.

WHEREAS, Dr. Santilli has already successfully applied his new chemical bond to synthesize new heavy species of hydrogen and oxygen, called
MagneHydrogen (MH) and MagneOxygen (MO), which are essentially composed by pure hydrogen and oxygen, respectively, but their specific weight is a multiple of the specific weight of the conventional molecular species H2 and 02.

WHEREAS, Dr. Santilli has irrevocably assigns to Magnegas Corporation all intellectual properties pertaining to Dehydrogenase and MagneOxygen including patents, patent applications, domain names, copyrights, know how, etc.

WHEREAS, Dr. Santilli had additionally initiated basic research for the future development, following due investments, of new species of gasoline, diesel and other fuels known as HyGasoline, HyDiesel, etc. consisting of conventional fuels in a Magnecular Bond with a percentage of hydrogen, so as to improve their combustion and decrease the contaminants in their exhaust and such new species and applications are not covered by the patents currently owned by Magnegas Corp..

WHEREAS, Dr. Santilli's new Magnecular Bond is also expected to allow additional new chemical compounds, such as fertilizers and other products also based on the Magnecular Bond of conventional liquids with hydrogen, oxygen or other substances as needed.

WHEREAS, Magnegas Corporation is interested in acquiring and controlling all intellectual properties on Santilli Magnecular Bond and all their applications,

THE PARTIES AGREE TO THE FOLLOWING

1.	Dr. Santilli hereby grants, assigns and transfer irrevocably to Magnegas Corporation in a final and irrevocable fashion all present and future intellectual property on all applications and development that can be obtained from his Magnecular Bond, including patents, patent applications, domain names, copyright, and know how.

2.	Following the signature of this agreement, Magnegas Corporation is authorized without any advance consultation or authorization, to file, any and all desired patent applications, to conduct any desired research and initiate any desired industrial development that can be obtained from Santilli Magnecular Bond, under the sole restriction of quoting Dr.Santilli’s scientific paternity.

3.	In full consideration of the rights granted in the above paragraphs 1. And 2. Magnegas Corporation shall issue to Dr. Santilli or to his assignees all residual 998,000 (nine hundred and ninety-eight thousand) shares of preferred stock of MagneGas corporation and Dr. Santilli hereby accepts said shares as the full and complete payment of the intellectual rights hereby granted.

In the event the issuance of the shares as set forth in paragraph 3. Above is not achieved on or before 30 days from the date of signature, this agreement is null and void without recourse by either party.

In Faith

MagneGas Corporation

/s/ Dr. Ruggero Maria Santilli	01-10-12
Dr. Ruggero Maria Santilli	Date
Chief Executive Officer

/s/ Dr. Ruggero Maria Santilli	01-10-12
Dr. Ruggero Maria Santilli	Date
as Individual